Exhibit 99

Contact: Glen L. Ponczak	For Immediate Release
+414-524-2375	January 10, 2005

Johnson Controls to Sell Engine Electronics Business to Valeo

     Milwaukee, Wisconsin. . . . January 10, 2005 . . . .Johnson Controls, Inc., today announced an agreement to sell its engine electronics business to Valeo.

     Valeo, based in Paris, France, will pay approximately Euro 330 million for the business, which manufactures engine management systems, engine control units, electric motor drives and engine components, including injectors, ignition and emission control components and sensors. It generated fiscal 2004 revenues of approximately Euro 350 million, excluding intra-company sales.

     The business has its headquarters and an R&D center in Pontoise, France and operates plants in Sainte Florine and Sablé sur Sarthe, France.

     The transaction is expected to be completed during the first quarter of calendar 2005 and is subject to regulatory approvals.

     The business was a part of the Sagem automotive electronics business that Johnson Controls acquired in 2001 to expand and strengthen its electronic capabilities for automotive interiors.

     Johnson Controls was advised by Societé Generale.

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Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of integrated seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides control systems and services including comfort, energy and security management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin.